EXHIBIT 99

FOR IMMEDIATE RELEASE
Louis Adams - Brinker International                                 Michael Mindel - Il Fornaio (America) Corp.
972/770-4967                                                                 415/945-4236

Brinker International Reaches Asset Purchase Agreement
For Sale of Corner Bakery Cafe

DALLAS, Oct. 3, 2005  -- Brinker International (NYSE: EAT) today announced it has reached a definitive asset purchase agreement for the sale of its Corner Bakery Cafe brand to CBC Restaurant Corp for an undisclosed price. CBC is affiliated with Il Fornaio (America) Corporation and Bruckmann, Rosser, Sherrill, & Co., LLC. BRS & Co. is a New York-based private equity firm with extensive experience in restaurant acquisitions. The sale is expected to close by the end of the calendar year.

Corner Bakery Cafe is a unit of Dallas-based Brinker International, a recognized leader in casual dining. With 92 restaurants operating in eight states and the District of Columbia, Corner Bakery Cafe offers a variety of gourmet sandwiches, soups, salads and pasta as well as a full breakfast menu. Additional Brinker restaurant brands include Chili's Grill & Bar, Romano's Macaroni Grill, On The Border Mexican Grill & Cantina and Maggiano's Little Italy.

Banc of America Securities, LLC served as Brinker's exclusive financial advisor for this transaction.

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